Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS: ArthroCare Corp. Corinne Ervin 512-391-3907

ARTHROCARE REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Austin, Texas — November 2, 2011 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the third quarter ended September 30, 2011.

REVENUE

Total revenue from continuing operations for the third quarter of 2011 was $83.3 million, compared to $86.5 million for the third quarter of 2010, a decrease of 3.7 percent.

Proprietary product sales were $74.7 million in the third quarter of 2011 compared to $72.6 million for the third quarter of 2010, an increase of $2.1 million or 2.9 percent.  Worldwide sales of the Company’s proprietary Sports Medicine products increased $0.8 million or 1.6 percent, as a decline in the Americas products sales was offset by higher International reported product sales. ENT product sales increased $1.9 million, or 8.2 percent, from increased product volume across all geographies as well as higher average sales prices in the Americas. Other product sales declined $0.5 million in the third quarter of 2011 compared to the same period of 2010.

Contract manufactured product sales were $4.7 million in the third quarter of 2011 compared to $10.3 million for the third quarter of 2010, a decrease of $5.6 million.

Had the same foreign currency rates been in effect in the quarter ended September 30, 2011 as were in effect in the same quarter in 2010, the U.S. dollar reported value of product sales would have been lower by $2.1 million for the quarter ended September 30, 2011.

GROSS PRODUCT MARGIN

Gross product margin was 67.9 percent for the third quarter of 2011 compared to 65.5 percent for the third quarter of 2010.  The increase in gross product margin in the third quarter of 2011 was due to lower inventory obsolescence charges, lower controller amortization charges and lower contract manufactured product sales which generally realize lower product margins in the third quarter of 2011 compared to the same period in 2010.

INCOME FROM OPERATIONS

Income from operations for the third quarter of 2011 was $4.4 million compared to $11.5 million for the same period in 2010.  Income from operations for the third quarter of 2011 included approximately $11.2 million of higher operating expenses than in the third quarter of 2010 associated with the investigation and restatement related costs, as well as exit and other costs associated with the relocation of the Company’s Sunnyvale operations to Austin, Texas.

In the third quarter of 2011, the Company reported investigation and restatement related costs of $6.0 million as a result of higher legal costs in connection with the ongoing shareholder class action, Department of Justice investigation, and legal fees associated with indemnification agreements for certain former executives of the Company.  In the third quarter of 2010, the Company reported a net recovery of $0.1 million as insurance recoveries in the third quarter of 2010 exceeded investigation and restatement costs incurred in that period.

In the third quarter of 2011, the Company incurred exit costs related to the closure and relocation of its Sunnyvale, California facilities and operations of approximately $2.8 million.   The Company also incurred an additional $2.3 million in operating expenses not classified as exit costs that related to accelerated amortization of leasehold costs and additional rent expense, relocation, recruiting, training, and overlapping employee cost associated with the relocation of the Sunnyvale operations to Austin, Texas.

Research and development (R&D) cost incurred during the quarter ended September 30, 2011 decreased $1.2 million compared to the same period in 2010 as a higher proportion of the Company’s engineering activities were associated with the manufacturing process, resulting in increased allocation of R&D costs to inventory and cost of goods sold.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Net income available to common stockholders was $1.6 million or $0.05 per diluted share in the third quarter of 2011, compared to $8.4 million, or $0.25 per diluted share, in the third quarter of 2010.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents increased $75.1 million to $207.7 million as of September 30, 2011 from December 31, 2010.  Cash flows provided by operating activities for the nine months ended September 30, 2011 was $69.8 million compared to $63.6 million for the nine months ended September 30, 2010.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Thursday, November 3, 2011. To participate in the live conference call dial 800-950-3502.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21544090.  The replay will remain available through November 17, 2011.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$207,674	$132,536
Accounts receivable, net of allowances of $2,226 and $2,445 at September 30, 2011 and December 31, 2010, respectively	39,917	48,870
Inventories, net	35,593	34,087
Deferred tax assets	18,496	24,661
Prepaid expenses and other current assets	5,929	4,424
Assets held for sale	—	3,081
Total current assets	307,609	247,659

Property and equipment, net	36,120	41,582
Intangible assets, net	6,770	10,733
Goodwill	119,154	119,020
Deferred tax assets	16,019	16,019
Other assets	1,617	4,182
Total assets	$487,289	$439,195

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,223	$13,819
Accrued liabilities	45,751	40,197
Deferred tax liabilities	149	149
Income tax payable	2,071	1,555
Total current liabilities	63,194	55,720

Deferred tax liabilities	213	213
Other non-current liabilities	14,174	13,766
Total liabilities	77,581	69,699

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at September 30, 2011 and December 31, 2010; Redemption value $87,089	76,316	73,768

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,458 and 31,102 shares; Outstanding: 27,479 and 27,112 shares at September 30, 2011 and December 31, 2010, respectively	27	27
Treasury stock: 3,978 shares at September 30, 2011 and 3,990 shares December 31, 2010	(107,408)	(107,899)
Additional paid-in capital	398,270	386,395
Accumulated other comprehensive income	4,611	4,246
Retained earnings	37,892	12,959
Total stockholders’ equity	333,392	295,728
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$487,289	$439,195

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Product sales	$79,432	$82,917	$249,864	$251,148
Royalties, fees and other	3,835	3,536	12,609	11,598
Total revenues	83,267	86,453	262,473	262,746

Cost of product sales	25,529	28,632	76,170	83,569

Gross profit	57,738	57,821	186,303	179,177
Operating expenses:
Research and development	8,037	9,244	21,460	26,537
Sales and marketing	25,752	26,156	81,124	79,898
General and administrative	9,479	9,723	26,372	26,048
Amortization of intangible assets	1,338	1,315	3,972	3,932
Exit costs	2,814	—	5,304	—
Investigation and restatement related costs	5,963	(99)	12,145	3,245
Total operating expenses	53,383	46,339	150,377	139,660

Income from operations	4,355	11,482	35,926	39,517
Foreign exchange gain (loss)	(902)	1,323	(160)	(2,711)
Interest and other expense, net	(126)	(96)	(501)	(287)
Other income (expense)	(1,028)	1,227	(661)	(2,998)

Income from continuing operations before income taxes	3,327	12,709	35,265	36,519

Income tax provision	898	3,536	9,677	9,984

Net income from continuing operations	2,429	9,173	25,588	26,535

Income (loss) from discontinued operations	—	85	1,911	(368)

Net income	2,429	9,258	27,499	26,167

Accrued dividend and accretion charges on Series A 3% Convertible Preferred Stock	(857)	(820)	(2,546)	(2,434)

Net income available to common stockholders	$1,572	$8,438	$24,953	$23,733

Weighted average shares outstanding:
Basic	27,466	27,017	27,335	26,972
Diluted	27,855	27,323	27,755	27,299

Earnings per share from continuing operations applicable to common stockholders:
Basic	$0.05	$0.25	$0.70	$0.74
Diluted	$0.05	$0.25	$0.68	$0.73

Earnings per share applicable to common stockholders:
Basic	$0.05	$0.26	$0.75	$0.72
Diluted	$0.05	$0.25	$0.74	$0.72

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales

(in thousands)

	Three Months Ended				Three Months Ended
	September 30, 2011				September 30, 2010
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$33,251	$18,850	$52,101	65.6%	$40,029	$16,944	$56,973	68.7%
ENT	20,046	4,851	24,897	31.3%	19,379	3,636	23,015	27.8%
Other	658	1,776	2,434	3.1%	1,016	1,913	2,929	3.5%
Total Product Sales	$53,955	$25,477	$79,432	100.0%	$60,424	$22,493	$82,917	100.0%

	Nine Months Ended				Nine Months Ended
	September 30, 2011				September 30, 2010
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$106,980	$58,987	$165,967	66.4%	$122,121	$50,012	$172,133	68.5%
ENT	62,732	13,903	76,635	30.7%	58,990	10,945	69,935	27.9%
Other	2,203	5,059	7,262	2.9%	3,115	5,965	9,080	3.6%
Total Product Sales	$171,915	$77,949	$249,864	100.0%	$184,226	$66,922	$251,148	100.0%